Exhibit 99.1

FOR IMMEDIATE RELEASE

WESTERN ASSET MORTGAGE CAPITAL CORPORATION

DECLARES FOURTH QUARTER/YEAR-END DIVIDEND OF $2.35 PER SHARE CONSISTING OF CASH AND STOCK

Pasadena, CA, December 19, 2013 — Western Asset Mortgage Capital Corporation (NYSE: WMC) announced today that its Board of Directors has declared a fourth quarter/year-end dividend of $2.35 for each common share payable in a combination of cash and stock.  As described below, stockholders will make an election to receive their dividend in cash or stock.  If the cash election is oversubscribed, each stockholder electing cash will receive a pro rata cash amount of no less than $0.80 per share with the balance payable in stock. The expected cash portion of the dividend may be viewed as comparable to the Company’s regular quarterly dividend.  The stock portion of the dividend is being paid by the Company in order for the Company to reduce its undistributed taxable income from 2013 and satisfy the REIT distribution requirements.  Such incremental undistributed taxable income primarily pertains to net gains realized on certain hedging transactions and the inability to offset such gains for federal income tax purposes with net capital losses realized on the sale of mortgage-backed securities.  The Company has chosen to pay a portion of the dividend in stock in order to maintain the earnings power of its portfolio while fulfilling the REIT requirements.

The dividend is payable to common shareholders of record as of December 30, 2013, with an ex-dividend date of December 26, 2013. Shareholders of record as of December 30, 2013, will receive an election form allowing them to elect to receive the dividend entirely in cash or in stock.  To the extent the cash alternative is oversubscribed, each shareholder electing the cash alternative will receive a pro-rata amount of cash and stock with such cash component being no less than $0.80 per share.  The payment date is January 28, 2014.

The Company also announced its estimated book value per share, as of November 30, 2013, was approximately $16.76.  The November 30, 2013 book value is unaudited and only an estimate which has not been verified or reviewed by any third party and is subject to normal quarterly reconciliation and other procedures.  Further, the estimated book value does not reflect the dividend announced today. Book value will fluctuate with market conditions, the results of the Company’s operations and other factors.  The Company’s current book value may be materially different from the November 30, 2013 estimated book value.

“We are pleased to announce our dividend as we continue to provide our shareholders with the highest cash dividend yield in the mortgage REIT sector,” said Gavin James, Chief Executive Officer of Western Asset Mortgage Capital Corporation.

ABOUT WESTERN ASSET MORTGAGE CAPITAL CORPORATION

Western Asset Mortgage Capital Corporation is a REIT that invests primarily in Agency RMBS, which are residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. Government agency (such as GNMA) or a U.S. Government-sponsored entity (such as FNMA or FHLMC). The Company also invests in residential mortgage-backed securities that are not guaranteed by a U.S. Government agency or sponsored entity and commercial mortgage-backed securities.  In the future, it may opportunistically invest in other asset-backed securities. The Company is externally managed and advised by Western Asset Management Company, an investment advisor registered with the SEC and a wholly-owned subsidiary of Legg Mason, Inc.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.”  Operating results are subject to numerous conditions, many of which are beyond the control of the Company, including, without limitation, changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability and terms of financing; general economic conditions; market conditions; conditions in the market for mortgage related investments; legislative and regulatory changes that could adversely affect the business of the Company; and other factors, including those set forth in the Risk Factors section of the Company’s annual report on Form 10-K for the period ended December 31, 2012 filed with the Securities and Exchange Commission (“SEC”). The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Investor Relations Contact:	Media Contact:
Larry Clark	Tricia Ross
Financial Profiles, Inc.	Financial Profiles, Inc.
(310) 622-8223	(310) 622-8226
lclark@finprofiles.com	tross@finprofiles.com